Exhibit (g)(2)

INVESTMENT SUB-ADVISORY AGREEMENT

BY AND BETWEEN

STEADFAST INVESTMENT ADVISER, LLC

AND

ALCENTRA NY, LLC

THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made this 23rd day of March, 2017, by and between STEADFAST INVESTMENT ADVISER LLC, a Delaware limited liability company (the “Adviser”), ALCENTRA NY, LLC, a Delaware limited liability company (the “Sub-Adviser”), and STEADFAST ALCENTRA GLOBAL CREDIT FUND, a Delaware statutory trust (the “Fund”), with respect only to its obligations set forth in Section 10 herein, effective as of the date that the Minimum Offering Requirement, as defined in the Registration Statement, is satisfied.

WHEREAS, the Adviser and the Sub-Adviser are investment advisers that are or will be registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of providing investment management services;

WHEREAS, the Adviser has been retained to act as the investment adviser to the Fund, a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to an Investment Advisory Agreement, dated March 23, 2017 (the “Advisory Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision and direction of the Fund’s board of trustees (the “Board of Trustees”), to delegate certain of its duties thereunder to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Advisory Agreement, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Duties of the Sub-Adviser.

(a) Retention of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to assist the Adviser in managing the investment and reinvestment of the assets of the Fund, subject to the supervision of the Adviser and the Board of Trustees, upon the terms herein set forth, in accordance with:

(i)	the investment objective, policies and restrictions that are set forth in the Fund’s Registration Statement on Form N-2 as declared effective by the Securities and Exchange Commission (the “SEC”), as supplemented, amended or superseded from time to time (the “Registration Statement”); and

(ii)	during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Fund’s declaration of trust (the “Declaration of Trust”) and bylaws (the “Bylaws”), in each case as may be amended from time to time.

(b) Responsibilities of Sub-Adviser. Without limiting the generality of the foregoing, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes, including the specific securities and other assets to be purchased, retained, or sold by the Fund;

(ii)	place orders with respect to, and arrange for, any investment (including executing and delivering all documents relating to the Fund’s investments on behalf of the Fund);

(iii)	identify, evaluate and negotiate the structure of the investments made by the Fund;

(iv)	monitor and service the Fund’s investments;

(v)	perform due diligence on prospective portfolio companies;

(vi)	participate in the review of draft public financial statements and registration statements of the Fund to ensure that the information presented regarding the Sub-Adviser and the portfolio investments is accurate and not misleading and to complete agreed-upon disclosure certifications;

(vii)	participate in presentations to: (a) dealer manager wholesaling personnel, (b) broker-dealer road shows, (c) educational forums, (d) due diligence review programs conducted by third-party evaluators and due diligence officers of broker-dealers, and (e) other marketing events and forums to facilitate the Fund’s fundraising efforts;

(viii)	assist the Adviser in negotiating, obtaining and managing financing facilities for the benefit of the Fund or its subsidiaries; and

(ix)	provide the Adviser with such other research and related services as the Adviser may, from time to time, reasonably require for the Adviser to manage the Fund.

Notwithstanding the foregoing, however, the Adviser shall be provided with observer rights to attend all meetings of the Sub-Adviser’s investment committee and will have general oversight over the investment process and investment decisions on behalf of the Fund. The Sub-Adviser shall perform its obligations under this Agreement in a commercially reasonable manner consistent with customary practice of advisers performing similar services for similar investment entities.

(c) Acceptance of Engagement. The Sub-Adviser hereby agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. The Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (i) the Fund’s investment objective, policies and restrictions as set forth in the Registration Statement; (ii) such policies, directives, regulatory restrictions and compliance policies as the Adviser may from time to time establish or issue and communicate to the Sub-Adviser in writing; and (iii) applicable law and related regulations. The Adviser shall promptly notify the Sub-Adviser in writing of changes to (i) or (ii) above and shall notify the Sub-Adviser in writing of changes to (iii) above promptly after it becomes aware of such changes. In no event shall the Sub-Adviser be held responsible for failing to comply with either of (i) or (ii) unless it had previously received the notification in the foregoing sentence.

(d) Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein or by other written agreement of the Adviser and Sub-Adviser, shall have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

(e) Record Retention. Subject to review by, and the overall control of, the Adviser and the Board of Trustees, the Sub-Adviser shall maintain and keep all books, accounts and other records of the Sub-Adviser that relate to investment advisory activities performed by the Sub-Adviser hereunder as required under the 1940 Act and the Advisers Act. The Sub-Adviser agrees that all records that it maintains and keeps for the Adviser or the Fund shall at all times remain the property of the Adviser or the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Adviser or the Fund upon the termination of this Agreement or otherwise on written request by the Fund. The Sub-Adviser further agrees that the records that it maintains and keeps for the Adviser or the Fund shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Sub-Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law, subject to observance of its confidentiality obligations under this Agreement. The Sub-Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Sub-Adviser, the Adviser or the Fund.

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2.	Expenses.

(a) Adviser and Fund Expenses. During the term of this Agreement, the Sub-Adviser shall pay all expenses incurred by it in connection with the activities it undertakes to meet its obligations hereunder. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement, including without limitation, persons employed or otherwise retained by the Sub-Adviser or made available to the Sub-Adviser by its members or affiliates.

(b) Sub-Adviser Personnel. During the term of this Agreement, all personnel of the Sub-Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services and assistance, shall be provided and paid for by the Sub-Adviser and not by the Adviser or the Fund.

(c) Reimbursement of Sub-Adviser. The Adviser shall cause the Sub-Adviser to be reimbursed by the Fund or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the Fund or the Adviser, to the same extent as such expenses would be reimbursable to the Adviser pursuant to Section 2(b) of the Advisory Agreement had such expenses been incurred by the Adviser. The Sub-Adviser shall maintain and supply to the Fund and the Adviser as they may reasonably request, records of all such expenses. The Adviser hereby agrees not to amend Section 2(b) of the Advisory Agreement without the prior written consent of the Sub-Adviser, which consent shall not be unreasonably withheld.

3.	Compensation.

In consideration for the Sub-Adviser’s services hereunder, with respect to each Term Year (as defined below), the Adviser shall pay the Sub-Adviser the fee described below, payable quarterly in arrears (within 10 days of when fees are paid to the Adviser):

(a) With respect to any fees (including, without limitation, the Base Management Fees and Incentive Fees, as such terms are defined in the Advisory Agreement) payable to the Adviser (and not waived) pursuant to the Advisory Agreement during a Term Year, the Sub-Adviser shall be entitled to receive 50% of any such amounts, subject to a separate expense sharing arrangement agreed upon by the Adviser and the Sub-Adviser.

(b) In the event that this Agreement is terminated other than at the end of a calendar year, for purposes of determining fees payable to the Sub-Adviser during the Term Year in which such termination occurs, the advisory fees payable to the Adviser shall be calculated as if the Advisory Agreement terminated as of the termination date of this Agreement.

For purposes of this Agreement, a “Term Year” shall mean each annual period beginning on the Effective Date (as defined in Section 9 hereof) or anniversary thereof, and ending on the day prior to the anniversary of the Effective Date.

4.	Representations and Warranties of the Sub-Adviser.

The Sub-Adviser represents and warrants to the Adviser and the Fund as follows:

(a) The Sub-Adviser will be registered as an investment adviser under the Advisers Act as of the date the Fund commences investment operations and shall maintain such registration until the expiration or termination of this Agreement;

(b) The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

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(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d) Part 2 of the Sub-Adviser’s most recent Form ADV filed with the U.S. Securities and Exchange Commission pursuant to Section 203(c) of the Advisers Act, previously provided to the Adviser, is a true and complete copy of the form. The Sub-Adviser will promptly provide the Adviser and the Fund with a complete copy of all subsequent amendments to Part 2 of its Form ADV;

(e) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Fund with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, a senior managing director or managing director of the Sub-Adviser shall certify to the Adviser or the Fund that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no material violations of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Adviser or the Fund, the Sub-Adviser shall permit representatives of the Adviser or the Fund to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and other records evidencing enforcement of the code of ethics; and

(f) The Sub-Adviser shall comply in all material respects with all requirements applicable to the investment adviser to a registered investment company like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act. The Sub-Adviser shall notify the Adviser of a change in the identity of the managing member of the Sub-Adviser within a reasonable time after such change.

5.	Representations and Warranties of the Adviser.

The Adviser represents and warrants to the Sub-Adviser and the Fund as follows:

(a) The Adviser shall be registered as an investment adviser under the Advisers Act as of the date the Fund commences investment operations and shall maintain such registration until the expiration or termination of this Agreement;

(b) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) The Adviser has duly entered into the Advisory Agreement with the Fund pursuant to which the Fund authorized the Adviser to enter into this Agreement;

(e) The Adviser shall comply in all material respects with all requirements applicable to the investment adviser to a registered investment company like the Fund under the Advisers Act, including Rule 206(4)-7 thereunder, and the 1940 Act;

(f) Subject to Section 11 of this Agreement, the Adviser acknowledges and agrees that:

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(i)          the Sub-Adviser and its affiliates perform investment advisory services for various clients and accounts (which includes registered investment companies, business development companies and other clients and proprietary accounts, collectively, the “Advisory Clients”). The Adviser agrees that the Sub-Adviser may give advice and take action with respect to any of its other Advisory Clients, in accordance with the investment objectives and strategies of such other Advisory Clients, which may differ from advice given or the timing or nature of action taken with respect to the Fund, so long as it is the Sub-Adviser’s policy, to the extent practicable, to recommend for allocation and/or allocate investment opportunities to the Fund on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Sub-Adviser shall not have any obligation to recommend for purchase or sale any loans or securities which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other Advisory Clients if, in the opinion of the Sub-Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund;

(ii)         the Sub-Adviser and its affiliates may aggregate purchase or sale orders for Advisory Clients (including proprietary positions) in accordance with its current aggregation and allocation policy, but only if (x) in the Sub-Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Sub-Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Sub-Adviser is under no obligation to aggregate any such orders under any circumstances;

(iii)        that circumstances may arise under which the Sub-Adviser determines there is a limited supply or demand for a particular security. Under such circumstances, the Sub-Adviser shall recommend for allocation and/or allocate such security to the Fund and the Advisory Client in accordance with its then-current aggregation and allocation policy, the Adviser’s then-current allocation policy and any applicable exemptive orders, and in a fair and equitable manner consistent with its fiduciary duties owed to the Fund and such other Advisory Clients; and

(iv)        the Sub-Adviser makes no warranty that any investments recommended by the Sub-Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended by the Sub-Adviser.

6.	Survival of Representations and Warranties; Duty to Update Information.

All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 4 and 5, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

7.	Liability and Indemnification.

(a) The Sub-Adviser shall not be liable to either the Adviser or the Fund for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment sub-adviser to the Fund (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services) or for any loss arising out of any instrument hereunder, except a loss resulting from the Sub-Adviser’s breach of the terms, representations and warranties herein; the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties; or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. As used in this Section 7(a), the term “Sub-Adviser” shall include, without limitation, its affiliates and the Sub-Adviser’s and its affiliates’ respective partners, shareholders, directors, members, principals, officers, employees and other agents of the Sub-Adviser and each such persons are made express third-party beneficiaries to this Agreement.

(b) The Sub-Adviser shall indemnify the Adviser and the Fund, and their respective affiliates and controlling persons, for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund or their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of the terms, representations and warranties provided herein, the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws.

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(c) The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons, for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Sub-Adviser’s performance of its obligations under this Agreement or the Adviser’s breach of the terms, representations and warranties herein; provided, however, that the Sub-Adviser shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement.

(d) This Section 7 sets forth the entire liability and obligation of the Adviser and the Sub-Adviser and the sole and exclusive remedy for the Adviser and the Sub-Adviser for any damages covered under this Section 7.

8.	Confidentiality.

(a) Subject to Section 8(b), each of the Sub-Adviser and the Adviser acknowledge and agree that pursuant to this Agreement, either party may have access to the other party’s and the Fund’s confidential and proprietary information and materials concerning or pertaining to the other’s business. Each party will receive and hold such information in the strictest confidence, and acknowledge, represent, and warrant that it will use its best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party or the Fund, as applicable, they will not use, copy, or divulge to third parties or otherwise use, except in accordance with the terms of this Agreement, any information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of their business; provided that such recipients must agree to protect the confidentiality of such information and use such information only for the purposes of providing services to the Fund; provided, further, however, this covenant shall not apply to information (x) which is in the public domain now or when it becomes in the public domain in the future, other than by reason of a breach of this Agreement, (y) which has come to either party from a lawful source not bound to maintain the confidentiality of such information, other than from the other party or an affiliate or representative of that party, or (z) disclosures which are required by law, regulatory authority, regulation or legal process.

(b) The Adviser agrees that the Sub-Adviser shall have the right to disclose the performance of the Fund to third parties at any time, subject to the prior review and approval of the Adviser.

(c) Notwithstanding anything to the contrary herein, each party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

(d) The representations and warranties made by the Sub-Adviser and the Adviser pursuant to this Section 8 shall survive the termination of this Agreement. It is specifically agreed that the Fund shall be a third party beneficiary with respect to the representations and warranties of the Adviser and the Sub-Adviser in Sections 4 and 5 hereof.

9.	Duration and Termination of Agreement.

(a) Term and Effectiveness. The date of this Agreement will be the date this Agreement is executed. This Agreement shall become effective as of the date the Registration Statement is declared effective by the SEC (the “Effective Date”). Once effective, this Agreement shall remain in effect for two (2) years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board of Trustees, including the vote of a majority of the Fund’s trustees who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement (the “Independent Trustees”), in accordance with the requirements of the 1940 Act, or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Fund.

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(b) Termination. This Agreement shall automatically terminate:

(i) in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act); or

(ii) at any time, without the payment of any penalty, upon 60 days’ written notice by the Adviser, if the Board of Trustees or a majority of the outstanding voting securities of the Fund determine that this Agreement should be terminated.

(c) Except as provided for in Section 9(b)(ii) above, the Adviser and Sub-Adviser agree not to terminate this Agreement for a period of 24 months from the Effective Date of this Agreement except for “cause” (as defined below). Beginning on the first day following the end of the 24-month period provided for in this Section 9(c), each of the Adviser and the Sub-Adviser can terminate this Agreement, without any penalty, upon 60 days’ written notice to the other party.

(d) For purposes of this Section 9, “cause” means fraud, criminal conduct, willful misconduct, gross negligence or negligent breach of a fiduciary duty by the Adviser or the Sub-Adviser, or a breach of a material term in this Agreement by the Adviser or the Sub-Adviser that is not cured or waived within 5 days of receiving notice of such breach.

(e) Notwithstanding any termination of this Agreement, the Sub-Adviser shall be entitled to receive all amounts payable to it and not yet paid pursuant to Sections 2 or 3 hereof earned through the termination date. Further, the provisions of Section 7 of this Agreement shall remain in full force and effect, and the parties shall remain entitled to the benefits thereof. The provisions of Sections 9, 12, 14 and 16 of this Agreement shall also survive termination of this Agreement.

10.	Brand Usage.

The Sub-Adviser conducts its investment advisory business under, and owns all rights to, the trademark “Alcentra” and the “Alcentra” design (collectively, the “Brand”).  In connection with the Fund’s (a) public filings; (b) requests for information from state and federal regulators; (c) offering materials and advertising materials; and (d) press releases, the Fund may state in such materials that investment advisory services are being provided by the Sub-Adviser to the Fund under the terms of this Agreement. The Sub-Adviser hereby grants a non-exclusive, non-transferable, and non-sublicensable license to the Fund for the use of the Brand solely as permitted in the foregoing sentence. The Adviser agrees to control the use of such Brand in accordance with the standards and policies as established between the Adviser and the Sub-Adviser. The Sub-Adviser reserves the right to terminate this license immediately upon written notice if the usage is not in compliance with such standards and policies. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Brand as provided herein shall terminate immediately upon the termination of this Agreement. The Fund and the Adviser each agree that the Sub-Adviser is the sole owner of the Brand, and any and all goodwill in the Brand arising from the Fund’s use shall inure solely to the benefit of the Sub-Adviser. Without limiting the foregoing, this license shall have no effect on the Fund’s ownership rights of the works within which the Brand shall be used.

11.	Services Not Exclusive.

(a)          Nothing in this Agreement shall prevent the Sub-Adviser or any member, manager, officer, employee or other affiliate thereof from acting as investment adviser for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided however, that for so long as the Fund is conducting a continuous public offering of its shares of beneficial interest, and for a three-year period following the completion or termination of such offering, neither the Sub-Adviser nor any entity that is a majority-owned subsidiary of BNY Alcentra Group Holdings, Inc. shall serve as an adviser, sub-adviser or sponsor for any other investment program or fund whose securities are not listed on a national securities exchange and that has a substantially similar investment objective or strategy as the Fund. Such exclusivity shall not apply to any fund advised by the Bank of New York Mellon Corporation nor any affiliate thereof that is not a majority-owned subsidiary of BNY Alcentra Group Holdings, Inc., regardless of whether the Sub-Adviser or an affiliate is involved in the management of such entity.

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(b) Nothing in this Agreement shall prevent the Adviser or any member, manager, officer, employee or other affiliate thereof from engaging in any other lawful activity, and shall not in any way limit or restrict the Adviser or any of its members, managers, officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided however, that for so long as the Fund is conducting a continuous public offering of its shares of beneficial interest, and for a three-year period following the completion or termination of such offering, neither the Adviser nor any affiliate shall serve as a dealer manager, adviser or sponsor for any other investment program or fund whose securities are not listed on a national securities exchange and that has a substantially similar investment objective or strategy as the Fund without first offering the Sub-Adviser and its affiliates the opportunity to participate in such program as a sub-adviser to the Adviser or an affiliate.

12.	Notices.

Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Adviser	Steadfast Investment Adviser, LLC 18100 Von Karman Avenue Suite 500 Irvine, CA 92612 Attention: Christopher Hilbert

To the Sub-Adviser:	Alcentra NY, LLC 200 Park Avenue, 7th Floor New York, NY 10166 Attention: Paul Echausse

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 12.

13.	Amendments.

This Agreement may be amended by mutual written consent of the parties, subject to the requirements of applicable law.

14.	Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

15.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart. To facilitate execution of this Agreement, the parties may execute and exchange the signature page by facsimile or PDF counterparts. Further, the parties agree that electronic signatures, such as DocuSign or similar electronic signing software, will be deemed to be originals.

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16.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof other than the letter agreement between the parties hereto dated as of the date hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is a registered investment company under the 1940 Act and the Adviser and Sub-Adviser are regulated as investment advisers under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act, respectively, and any other then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

STEADFAST INVESTMENT ADVISER, LLC,
a Delaware limited liability company

By:	/s/ Christopher Hilbert
Name:	Christopher Hilbert
Title:	CEO

ALCENTRA NY, LLC,
a Delaware limited liability company

By:	/s/ Jack Yang
Name:	Jack Yang
Title:	President

Acknowledged and Agreed to with respect to Section 10:

STEADFAST ALCENTRA GLOBAL CREDIT FUND,

A Delaware statutory trust

By:	/s/ Christopher Hilbert
Name:	Christopher Hilbert
Title:	CEO

Signature Page to Investment Sub-Advisory Agreement

EXHIBIT A

Advisory Agreement